

Barbara Kruger (b. 1945)


We will no longer be your

After reviewing 40 others, Masterworks privately acquired its second Kruger at a discount to our internal, pre-sourcing valuation. Annualized price growth for similar works sold over trailing five year period has accelerated to 28.0%.

INVESTMENT THESIS

Initial Offering Price
$727,000

Offering Circular
sec.gov

Similar Sales | Record Price | Repeat Sales


$1.5m
$1.0m
$0.5m
$0.0m
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Price Appreciation of Similar Works
15.6%

Sharpe Ratio (1990-2021) watch video

Barbara Kruger	Speculative
All Art	0.55
S&P 500	0.56

56% Progress

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Barbara Kruger

(b. 1945)

Why we like this offering

1. Barbara Kruger is a renowned American artist who uses the visual tropes, language, and design aesthetics of commercial advertising to explore and create provocative artworks around popular culture, feminism, and identity politics.
2. In 2005, Kruger was awarded the Golden Lion for Lifetime Achievement at the Venice Biennale, where she also created the façade of Italy's national pavilion. A commissioned installation designed by the artist was also unveiled at the 59th edition of the Biennale, which ran from April to November 2022.
3. The woman's face is obscured by the text, which suggests that she is being silenced and erased. The work is a powerful statement about the need for women to be seen and heard.
4. The work is an example of Kruger's signature style, which uses bold, graphic imagery and declarative text to address cultural constructions of power, identity, consumerism, and sexuality. In this work, Kruger is challenging the way that women are portrayed as objects of desire or as passive victims.
5. As of May 22, 2023, Kruger's black and white photographs framed in red enamel from the 1980s account for seven of the artist's top ten auction records and are highly sought after amongst collectors.
6. Examples similar in scale to the Artwork have achieved prices in excess of $1.1 million at auction and include: "Untitled (My face is your fortune)" (1982), which sold for $1,562,500 in November 2022, and "Untitled (Your Manias Become Science)" (1981), which sold for $1,170,000 in May 2020. The aforementioned sales currently represent Kruger's top two auction price records, respectively.

Past price appreciation is no guarantee of future results. Historical sales data may be limited and not representative of the entire artist market. An investor must read the Offering Circular before making an investment decision.

Artist Metrics

2022 Total Auction Sales	2022 Auction Lots Sold	All Time Record Price
$6,246,450	26	$1,260,417

Average Prices


390.4K
292.8K
195.2K
97.6K
11 12 13 14 15 16 17 18 19 20 21 22

Turnover by Year


6.2M
4.7M
3.1M
1.6M
11 12 13 14 15 16 17 18 19 20 21 22

Lots Auctioned ■ Sold ■ Unsold


32
24
16
8
11 12 13 14 15 16 17 18 19 20 21 22

Initial Offering Price	**$727,000**
Offering Circular	sec.gov/edgar

Painting


We will no longer be your
favorite disappearing act





About Barbara Kruger

Barbara Kruger (b. 1945, Newark, NJ) is an American artist who uses the visual tropes, language, and design aesthetics of commercial advertising to explore and often critique popular culture, feminism, and identity politics. Kruger addresses media and politics in their native tongue: sensational, authoritative, and direct. She demands that we consider how our identities are formed within culture, through representation in language and image.

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BARBARA KRUGER

b. 1945, UNITED STATES

Gelatin silver print in artist's frame | 73 × 47 in. (185 × 119 cm.)

Barbara Kruger is an American artist who uses the visual tropes, language, and design aesthetics of commercial advertising to explore and often critique popular culture, feminism, and identity politics.


We will no longer be your
favorite disappearing act

$727,000 INITIAL OFFERING	
15.6% HISTORICAL APPRECIATION OF SIMILAR WORKS (SINCE 2000)[1]	28.0% HISTORICAL APPRECIATION OF SIMILAR WORKS (PAST 5 YEARS)[1]
9.4% ANNUAL GROWTH OF RECORD PRICE[2]	13.4% MEDIAN REPEAT SALE PAIR APPRECIATION[3]

The Painting is a characteristic example of Barbara Kruger's practice, which typically employs appropriation and satire to both comment on and critique modern life. The Painting is a black-and-white photograph of a woman's face, overlaid with the text "We will no longer be your favorite disappearing act". The text is in white Futura Bold Oblique type on a red background. The woman's face is obscured by the text, which suggests that she is being silenced and erased. The work is a powerful statement about the need for women to be seen and heard. The work is an example of Kruger's signature style, which uses bold, graphic imagery and declarative text to address cultural constructions of power, identity, consumerism, and sexuality. In this work, Kruger is challenging the way that women are portrayed as objects of desire or as passive victims. The Painting's bold composition is presented in Kruger's distinct red enamel frame, not only creates a strong visual contrast against the black and white image, but also reinforces her strategy to challenge the visual language of consumer culture. She affirms that her works are "objects" and that she "wasn't going to stick on the walls with pushpins. I wanted them to enter the marketplace because I began to understand that outside the market there is nothing... That's what the frames were about: how to commodify them. It was the most effective packaging device. Signed, sealed, delivered." As of May 18, 2023, Kruger's black and white photographs framed in red enamel from the 1980s account for seven of the artist's top ten auction records and are highly sought after amongst collectors. Examples similar in scale, format, and composition with the Artwork have achieved prices in excess of $1.1 million at auction and include: *Untitled (My face is your fortune)* (1982), which sold for $1,562,500 at Sotheby's, New York, on November 16, 2022, and *Untitled (Your Manias Become Science)* (1981), which sold for $1,170,000 at Christie's, New York, on May 9, 2020. The aforementioned sales currently represent Kruger's top two auction price records, respectively. The Painting's period, scale, and composition make it a commercial and desirable work by Barbara Kruger

AS OF MAY 31, 2023, KRUGER'S TOP THREE AUCTION RECORDS ARE LED BY: *UNTITLED (MY FACE IS YOUR FORTUNE)* (1982), WHICH SOLD FOR $1,562,500 AT SOTHEBY'S, NEW YORK, ON NOVEMBER 16, 2022, *UNTITLED (YOUR MANIAS BECOME SCIENCE)* (1981), WHICH SOLD FOR $1,170,000 AT CHRISTIE'S, NEW YORK, ON NOVEMBER 9, 2021, AND *UNTITLED (OUT OF YOUR MIND... IN YOUR FACE)* (1989), WHICH SOLD FOR £889,000 ($1,068,829) AT SOTHEBY'S, LONDON, ON MARCH 1, 2023.

Kruger's work is included in numerous international collections, including the Art Institute of Chicago, The Broad in Los Angeles, the Institute of Contemporary Arts in London, the Los Angeles County Museum of Art, The Metropolitan Museum of Art in New York, The Museum of Modern Art in New York, the Solomon R. Guggenheim Museum in New York, and the Tate in London, among others. In the last five years, Barbara Kruger's auction market has experienced robust growth, and according to artprice analytics, in 2022, her total auction turnover peaked at approximately $4,200,000. As of April 25, 2023, six of her top ten price records have been set in the last three years, and are dominated by her signature black and white photographs overlaid with text. As of April 11, 2023, Kruger's top three auction records are led by: *Untitled (My Face is Your Fortune)* (1982), which sold for $1,562,500 at Sotheby's, New York, on November 16, 2022, *Untitled (Your Manias Become Science)* (1981), which sold for $1,170,000 at Christie's, New York, on November 9, 2021, and *Untitled (Out of your mind... In Your Face)* (1989), which sold for £889,000 ($1,068,829) at Sotheby's, London, on March 1, 2023.

AUCTION RESULTS FOR SIMILAR WORKS[4,5]


$1.6M
$1.2M
$0.8M
$0.4M
1987
1990
1993
1995
1998
2001
2004
2006
2009
2012
2014
2017
2020
2022

Barbara Kruger (b. 1945, Newark, NJ) is an American artist who uses the visual tropes, language, and design aesthetics of commercial advertising to explore and often critique popular culture, feminism, and identity politics. In 1966, she began working at Condé Nast, in the design department for "Mademoiselle" magazine. For the next decade, she worked primarily in graphic design and freelance picture editing, experiences which would greatly inform her mature fine art practice. By the early 1970s, Kruger began gaining recognition for her work, which was first exhibited at the Whitney Biennial in 1973. Despite her initial success, Kruger increasingly became dissatisfied with her output and in 1976 she abandoned art-making and moved to Berkeley, California, where she taught at the University of California. She returned to art in late 1977, and transitioned into producing photo and text collages. By 1979, the artist developed her signature style of incorporating large-scale black-and-white images overlaid with text. She repurposed found images, juxtaposing them with short, pithy phrases printed in Futura Bold or Helvetica Extra Bold typeface in black, white, or red text bars. Since the 1980s, subsequent solo presentations of Kruger's work have been held at numerous institutions, and in 1999 the Museum of Contemporary Art in Los Angeles organized a mid-career retrospective of Kruger's work, which also traveled to the Whitney Museum of American Art in New York.. Kruger has created a number of public installations for museums, municipal buildings, public transit stations, and parks, as well as on buses and billboards in urban locales. In 2005, the artist was awarded the Golden Lion for Lifetime Achievement at the Venice Biennale, where she also created the façade of Italy's national pavilion. A commissioned installation designed by the artist was also unveiled at the 59th edition of the Biennale, which ran from April to November 2022.




We will no longer be your
favorite disappearing act


We will no longer be your
favorite disappearing act

IMPORTANT DISCLOSURES

1. Historical appreciation rates reflect an implied annualized return for a given artwork based on its purchase and sale at auction, including purchase and sale commissions paid to the auction house. Historical appreciation rates are not comparable to, or intended to represent or be a proxy, for returns on Masterworks shares. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase or sell works by all of such artists. Past artwork pricing trends are not indicative of future pricing trends.

2. A "record price" reflects the highest hammer price (excluding auction house buyer's premium) achieved at a public auction for any artwork by a particular artist. The art market considers the progression of record hammer prices to be an indication of an artist's market momentum and growth rate. Paintings by Barbara Kruger have a record price compound annual growth rate ("CAGR") of 9.4% from May 2, 1988 to December 31, 2022. This calculation is based on (i) a record price of $55,000 on May 2, 1988, the earliest date that a painting by the artist was sold at public auction according to publicly available data and (ii) $1,260,417, the most recent record price as of December 31, 2022, the date that the Masterworks internal public sale database was last populated with artist market records. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past record hammer price trends may not be indicative of future trends.

3. Median repeat sale pair appreciation reflects the median annualized price appreciation rate of all artworks by an artist that have sold at least twice at public auction (referred to as "repeat sales"). Repeat sale pair appreciation rates can be a useful measure of the progression of prices in a particular artist's market over time. The median repeat sale pair appreciation for Barbara Kruger is 13.4%, which is based on 9 repeat sales during the time period beginning on the first purchase price date for the artist's earliest repeat sales pair, which in the case of Barbara Kruger was May 8, 1990 and ending on the last date a repeat sale occurred for such artist, which in the case of Barbara Kruger was November 9, 2021. "Repeat sales" exclude artworks of an artist that were held for less than 1 year, meaning that an artwork was bought and sold at public auction in a span of less than 365 days, but may include transactions involving Masterworks acting as buyer or seller, and only include artworks reflective of the artist's main medium, as defined by Masterworks. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past repeat sale appreciation rates may not be indicative of future repeat sale appreciation rates.

4. Past artwork pricing trends are not indicative of future pricing trends. Investing involves risk and investors must be prepared to hold their investment for an extended period.

5. The chart captures the historical data for selected auctions sales transactions, which are similar to the Painting. The selected sales data is intended to provide an estimate of the historical appreciation rate of the Artwork by looking at a set of similar works by the artist that have sold at public auction. The set of similar sales comprise works by Barbara Kruger with the following criteria: single panel photographic works executed 1980 to 1989, that measure 20 inches by 20 inches or larger, include black and/or white text in the artist's signature block font only, and excluding lenticular examples. Where the price with buyer's premium was not listed, it was calculated based on the auction house's terms and conditions. The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Sale records that do not contain images may be excluded from the comparative set. Although the paintings in the described set have similar characteristics to the Painting, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth is useful in determining the value of the Painting and you are urged not to place undue reliance on such data. The art transaction data is not intended to indicate past or expected performance of any security. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the table, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date. All realized prices comprised by this set of transactions have increased at an estimated 10.8% CAGR implied from selected sales occurring from November 9, 1988 to November 16, 2022. Since January 1, 2000, the realized prices comprised by this set of transactions have increased at an estimated 15.6% CAGR implied from selected sales occurring from November 7, 2000 to November 16, 2022. Over the previous five-year period, the realized prices comprised by this set of transactions have increased at an estimated 28.0% CAGR implied from selected sales occurring from June 27, 2018 to November 16, 2022.

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